EXHIBIT 99


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                                                                     EXHIBIT 99
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                                    [LOGO]

                       SECURITY INVESTMENTS GROUP, INC.

FOR IMMEDIATE RELEASE               FOR FURTHER INFORMATION CONTACT:
- ---------------------               --------------------------------
July 2, 1996                        P. Paul Ricci
                                    President, Chief Executive
                                    Officer and Chairman of the Board
                                    (609) 794-3586

        SECURITY INVESTMENTS ANNOUNCES SUPREME COURT DECISION ON GOODWILL

      VINELAND, NEW JERSEY-- (July 2, 1996) Security Investments Group, Inc. (the "Company"), previously the parent holding company of Security Savings Bank, SLA, today announced that United States Supreme Court affirmed a decision by U.S. Court of Federal Claims that the federal government breached an express contract with a savings association when it changed the accounting treatment relating to goodwill in 1989. The Court held that the federal government is therefore liable for damages and remanded the case to the Court of Federal Claims to determine the amount of such damages. The trial to determine damages in the case is expected to begin within 120 days.

      Prior to 1989, thrift institutions were permitted to count goodwill created from the acquisition of troubled institutions as regulatory capital. Prior to such time, the federal government encouraged thrift institutions to acquire troubled institutions and to count the losses acquired as goodwill. When the U.S. Congress passed legislation in 1989 reversing this treatment, many institutions were subsequently seized by the federal government for failing to meet their minimum capital requirements. Many of those institutions sued the federal government for breach of contract. On August 8, 1995, the Company filed a lawsuit in the United States Court of Federal Claims against the United States Government to recover damages for breach of contract occasioned by the enactment of this law. The case that was decided yesterday by the Supreme Court was U.S.
v. Winstar Group. While the Company was not part of yesterday's decision by the Supreme Court, it has been advised by its counsel that the Company's case is similar to the group of cases so decided.

      When the federal government placed Security Savings Bank, SLA into receivership in December 1992, the Company had approximately $53 million in goodwill. The Company is unable to predict the amount of damages it may be entitled to, if any, as a result of the Supreme Court decision announced yesterday.


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      The Company is an inactive Delaware business corporation that is traded in the "pink sheets." Since December 1992, the Company ceased operations and has engaged only in those activities necessary to keep its stockholder records current and pursue its litigation against the federal government.